Exhibit 99.1

Contact:	Adam Satterfield
Senior Vice President, Finance and Chief Financial Officer
(336) 822-5721

OLD DOMINION FREIGHT LINE ANNOUNCES THIRD-QUARTER EARNINGS PER DILUTED SHARE OF $1.24, UP 20.4% ON REVENUE OF $873.0 MILLION

Operating Ratio Improves 120 Basis Points to Third-Quarter Company Record of 81.2%

THOMASVILLE, N.C. - (October 26, 2017) - Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced financial results for the three-month and nine-month periods ended September 30, 2017, which include the following:

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(In thousands, except per share amounts)	2017	2016	% Chg.	2017	2016	% Chg.
Revenue	$872,987	$782,611	11.5%	$2,466,995	$2,245,779	9.9%
Operating income	$163,875	$137,404	19.3%	$432,429	$370,388	16.8%
Operating ratio	81.2%	82.4%		82.5%	83.5%
Net income	$102,314	$85,581	19.6%	$266,524	$227,254	17.3%
Basic earnings per share	$1.24	$1.03	20.4%	$3.24	$2.73	18.7%
Diluted earnings per share	$1.24	$1.03	20.4%	$3.23	$2.73	18.3%
Basic weighted average shares outstanding	82,286	82,742	(0.6)%	82,317	83,357	(1.2)%
Diluted weighted average shares outstanding	82,381	82,811	(0.5)%	82,418	83,390	(1.2)%
“Old Dominion produced strong financial results during the third quarter of 2017, which included an 11.5% increase in revenue and a 20.4% increase in earnings per share,” said David S. Congdon, Vice Chairman and Chief Executive Officer of Old Dominion. “The strengthening economy supported our third quarter revenue growth, but we also believe that tightening industry capacity and pricing increases accelerated the pace of our revenue growth for September. Due to the upward trend in the industry pricing environment, our ability to deliver superior service at a fair price has become a critical competitive differentiator in the LTL industry. In addition, the consistent investments in our service center network and equipment provide us with the necessary capacity to win additional market share.

“The Company’s revenue grew 11.5% for the third quarter, despite having one less operating day than the third quarter of 2016. This growth was attributable to an 8.6% increase in LTL tonnage per day, as well as a 3.6% increase in LTL revenue per hundredweight. LTL revenue per hundredweight, excluding fuel surcharges, rose 2.4%, despite a 1.8% increase in LTL weight per shipment and a 0.6% decrease in length of haul. Increases in weight per shipment and decreases in length of haul typically reduce LTL revenue per hundredweight metrics.

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ODFL Reports Third-Quarter Financial Results

October 26, 2017

“Consistent with the long-term performance of our Company, the improvement in freight density and yield created operating leverage that resulted in a 120 basis-point improvement in our operating ratio for the quarter. The increase in expense for salaries, wages and benefits reflects a 3% average wage increase provided to employees in early September 2017, as well as a 4.4% increase in the average number of full-time employees for the quarter. Our team of dedicated employees continued to provide industry-leading customer service, which included on-time deliveries of 99% and a cargo claims ratio of 0.2% for the third quarter of 2017. We intend to hire additional employees throughout the fourth quarter to increase the capacity of our workforce to support anticipated growth.”

Cash Flow and Use of Capital

Old Dominion’s net cash provided by operating activities was $149.5 million for the third quarter of 2017 and $388.0 million for the first nine months of the year. The Company had $78.1 million in cash and cash equivalents at the end of the third quarter and a ratio of debt-to-total capitalization of 4.4% compared with 9.7% at September 30, 2016.

Capital expenditures were $100.5 million for the third quarter of 2017 and $288.8 million for the first nine months of the year. The Company expects its capital expenditures for 2017 to total approximately $400 million, including planned expenditures of $185 million for real estate and service center expansion projects, $170 million for tractors and trailers, and $45 million for technology and other assets.

Old Dominion returned $9.1 million of capital to its shareholders in the third quarter of 2017 and $32.7 million for the first nine months of the year. For the first nine months, the total includes $24.7 million in cash dividends and $8.0 million of share repurchases, leaving $192.0 million available for share repurchases under the Company’s current $250.0 million stock repurchase program.

Summary

Mr. Congdon concluded, “The outstanding execution of our long-term business model during the third quarter once again drove Old Dominion’s strong, profitable growth. Our team of employees were able to maintain best-in-class service while shipment volumes accelerated, which provided a significant competitive advantage in the LTL industry. We remain committed to investing in our business to support future growth and are encouraged by recent shipment and tonnage trends that have continued thus far during the fourth quarter. We are confident that our proven strategy of delivering superior service at a fair price will continue to produce long-term growth in both our market share and shareholder value.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call through November 26, 2017. A telephonic replay will also be available through November 5, 2017, at (719) 457-0820, Confirmation Number 4933246.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We caution the reader that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing, including the use of fuel surcharges, which could negatively impact our total overall pricing strategy and our ability to cover our operating expenses; (2) our ability to collect fuel surcharges and the effectiveness of those fuel surcharges in mitigating the impact of fluctuating prices for diesel fuel and other petroleum-based products; (3) the negative impact of any unionization, or the passage of legislation or regulations that could facilitate unionization, of our employees; (4) the challenges associated with executing our growth strategy, including our ability to successfully consummate and integrate any acquisitions; (5) changes in our goals and strategies, which are subject to change at any

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ODFL Reports Third-Quarter Financial Results

October 26, 2017

time at our discretion; (6) various economic factors such as recessions, downturns in the economy, global uncertainty and instability, changes in U.S. social, political, and regulatory conditions or a disruption of financial markets, which may decrease demand for our services; (7) increases in driver compensation or difficulties attracting and retaining qualified drivers to meet freight demand; (8) our exposure to claims related to cargo loss and damage, property damage, personal injury, workers' compensation, group health and group dental, including increased premiums, adverse loss development, increased self-insured retention levels and claims in excess of insured coverage levels; (9) cost increases associated with employee benefits, including costs associated with employee healthcare plans; (10) the availability and cost of capital for our significant ongoing cash requirements; (11) the availability and cost of new equipment and replacement parts, including regulatory changes and supply constraints that could impact the cost of these assets; (12) decreases in demand for, and the value of, used equipment; (13) the availability and cost of diesel fuel; (14) the costs and potential liabilities related to compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws, engine emissions standards, hours-of-service for our drivers, driver fitness requirements and new safety standards for drivers and equipment; (15) the costs and potential liabilities related to various legal proceedings and claims that have arisen in the ordinary course of our business, some of which include class-action allegations; (16) the costs and potential liabilities related to governmental proceedings, inquiries, notices or investigations; (17) the costs and potential liabilities related to our international business operations and relationships; (18) the costs and potential adverse impact of compliance with, or violations of, current and future rules issued by the Department of Transportation, the Federal Motor Carrier Safety Administration, including its Compliance, Safety, Accountability initiative, and other regulatory agencies; (19) seasonal trends in the less-than-truckload industry, including harsh weather conditions and disasters; (20) our dependence on key employees; (21) the concentration of our stock ownership with the Congdon family; (22) the costs and potential adverse impact associated with future changes in accounting standards or practices; (23) potential costs associated with cyber incidents and other risks, including system failure, security breach, disruption by malware or other damage; (24) failure to keep pace with developments in technology, any disruption to our technology infrastructure, or failures of essential services upon which our technology platforms rely, which could cause us to incur costs or result in a loss of business; (25) the costs and potential adverse impact associated with transitional challenges in upgrading or enhancing our technology systems; (26) damage to our reputation through unfavorable publicity; (27) the costs and potential adverse impact of compliance with anti-terrorism measures on our business; (28) dilution to existing shareholders caused by any issuance of additional equity; (29) the impact of a quarterly cash dividend or the failure to declare future cash dividends; (30) fluctuations in the market value of our common stock; (31) the impact of certain provisions in our articles of incorporation, bylaws, and Virginia law that could discourage, delay or prevent a change in control of us or a change in our management; and (32) other risks and uncertainties described in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Our forward-looking statements are based upon our beliefs and assumptions using information available at the time the statements are made. We caution the reader not to place undue reliance on our forward-looking statements (i) as these statements are neither a prediction nor a guarantee of future events or circumstances, and (ii) the assumptions, beliefs, expectations and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law.

Old Dominion Freight Line, Inc. is a leading, less-than-truckload (“LTL”), union-free motor carrier providing regional, inter-regional and national LTL services, which include ground and air expedited transportation and consumer household pickup and delivery through a single integrated organization. In addition to its core LTL services, the Company offers a range of value-added services including container drayage, truckload brokerage, supply chain consulting and warehousing.

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ODFL Reports Third-Quarter Financial Results

October 26, 2017

OLD DOMINION FREIGHT LINE, INC.
Statements of Operations

	Third Quarter				Year to Date
(In thousands, except per share amounts)	2017		2016		2017		2016
Revenue	$872,987	100.0%	$782,611	100.0%	$2,466,995	100.0%	$2,245,779	100.0%

Operating expenses:
Salaries, wages & benefits	461,799	52.9%	425,076	54.3%	1,320,207	53.5%	1,234,369	55.0%
Operating supplies & expenses	95,543	11.0%	83,197	10.6%	275,110	11.2%	238,904	10.6%
General supplies & expenses	28,785	3.3%	22,010	2.8%	79,940	3.2%	65,930	2.9%
Operating taxes & licenses	24,547	2.8%	22,714	2.9%	73,530	3.0%	69,368	3.1%
Insurance & claims	10,700	1.2%	10,185	1.3%	28,804	1.2%	29,792	1.3%
Communications & utilities	6,490	0.7%	7,025	0.9%	20,945	0.9%	21,357	1.0%
Depreciation & amortization	51,934	6.0%	49,041	6.3%	152,670	6.2%	140,293	6.2%
Purchased transportation	22,739	2.6%	18,907	2.4%	61,596	2.5%	55,579	2.5%
Building and office equipment rents	2,018	0.2%	2,050	0.3%	6,114	0.2%	6,487	0.3%
Miscellaneous expenses, net	4,557	0.5%	5,002	0.6%	15,650	0.6%	13,312	0.6%

Total operating expenses	709,112	81.2%	645,207	82.4%	2,034,566	82.5%	1,875,391	83.5%

Operating income	163,875	18.8%	137,404	17.6%	432,429	17.5%	370,388	16.5%

Non-operating expense (income):
Interest expense	555	0.0%	1,131	0.2%	1,792	0.1%	3,378	0.2%
Interest income	(228)	(0.0)%	(10)	(0.0)%	(332)	(0.0)%	(38)	(0.0)%
Other (income) expense, net	(977)	(0.1)%	6	0.0%	(999)	(0.1)%	782	0.0%

Income before income taxes	164,525	18.9%	136,277	17.4%	431,968	17.5%	366,266	16.3%

Provision for income taxes	62,211	7.2%	50,696	6.5%	165,444	6.7%	139,012	6.2%

Net income	$102,314	11.7%	$85,581	10.9%	$266,524	10.8%	$227,254	10.1%

Earnings per share:
Basic	$1.24		$1.03		$3.24		$2.73
Diluted	1.24		1.03		3.23		2.73

Weighted average outstanding shares:
Basic	82,286		82,742		82,317		83,357
Diluted	82,381		82,811		82,418		83,390

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ODFL Reports Third-Quarter Financial Results

October 26, 2017

OLD DOMINION FREIGHT LINE, INC.
Operating Statistics

	Third Quarter			Year to Date
	2017	2016	% Chg.	2017	2016	% Chg.
Work days	63	64	(1.6)%	191	192	(0.5)%
Operating ratio	81.2%	82.4%		82.5%	83.5%
LTL intercity miles (1)	156,343	148,993	4.9%	447,086	435,563	2.6%
LTL tons (1)	2,190	2,049	6.9%	6,308	5,997	5.2%
LTL tonnage per day	34,762	32,016	8.6%	33,026	31,234	5.7%
LTL shipments (1)	2,774	2,641	5.0%	8,039	7,727	4.0%
LTL revenue per intercity mile	$5.46	$5.17	5.6%	$5.44	$5.08	7.1%
LTL revenue per hundredweight	$19.47	$18.79	3.6%	$19.28	$18.44	4.6%
LTL revenue per hundredweight, excluding fuel surcharges	$17.31	$16.91	2.4%	$17.17	$16.69	2.9%
LTL revenue per shipment	$307.45	$291.51	5.5%	$302.52	$286.23	5.7%
LTL revenue per shipment, excluding fuel surcharges	$273.38	$262.35	4.2%	$269.40	$259.06	4.0%
LTL weight per shipment (lbs.)	1,579	1,551	1.8%	1,569	1,552	1.1%
Average length of haul (miles)	919	925	(0.6)%	918	930	(1.3)%
Average full-time employees	18,257	17,489	4.4%	17,804	17,581	1.3%

(1) -	In thousands
Note:
Our LTL operating statistics exclude certain transportation and logistics services where pricing is generally not determined by weight. These statistics also exclude adjustments to revenue for undelivered freight required for financial statement purposes in accordance with our revenue recognition policy.

OLD DOMINION FREIGHT LINE, INC.
Balance Sheets

	September 30,	December 31,
(In thousands)	2017	2016
Cash and cash equivalents	$78,091	$10,171
Other current assets	435,004	372,451
Total current assets	513,095	382,622
Net property and equipment	2,367,403	2,241,402
Other assets	75,672	72,223
Total assets	$2,956,170	$2,696,247

Current maturities of long-term debt	$50,000	$—
Other current liabilities	305,649	288,636
Total current liabilities	355,649	288,636
Long-term debt	45,000	104,975
Other non-current liabilities	468,505	451,478
Total liabilities	869,154	845,089
Equity	2,087,016	1,851,158
Total liabilities & equity	$2,956,170	$2,696,247
Note: The financial and operating statistics in this press release are unaudited.

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